Exhibit 10.2

INDEMNITY AND RELEASE

THIS AGREEMENT (the “Agreement”) is made this 10th day of April, 2014, between Zygo Corporation, a Delaware corporation (“Zygo”) and Fox Willow, LLC, a limited liability company formed under the laws of Connecticut (“Fox Willow”), and, solely for purposes of Section 4 hereof, Carol P. Wallace, an individual.

RECITALS

A. Zygo believes that the Environmental Conditions existing at 5 Brookside Drive in Middlefield, Connecticut, arose subsequent to Zygo’s ownership of 5 Brookside Drive and are not the result of any actions or business operations of Zygo at 5 Brookside Drive or elsewhere.

B. Zygo further believes that the Environmental Conditions at 6 Brookside Drive have been caused, in whole or in part by Environmental Conditions emanating from 5 Brookside Drive (5 Brookside Drive and 6 Brookside Drive, collectively, the “Properties”).

C. Accordingly, Zygo contends that it has no liability under state, federal or common law for any Environmental Conditions at the Properties.

D. Fox Willow believes that the Environmental Conditions at 5 Brookside Drive have been caused, in whole or in part, by Zygo.

E. Notwithstanding the foregoing, Zygo agrees to participate with Fox Willow in the costs of Remediation of Environmental Conditions at the Properties, under the following terms and conditions.

AGREEMENT

1. Zygo will share the costs of Remediation with Fox Willow such that Zygo shall contribute up to a maximum of $500,000 towards the excavation, removal and proper disposal of soil and the treatment and monitoring of groundwater, as necessary, on, under, or migrating from the Properties on the following basis: a) Zygo shall pay to Contractor fifty (50) percent of all reasonable third-party contractor costs relating to the activities described above, within 30 days of receipt of the Contractor’s invoice until the total costs of such activities reach $1 million; b) Zygo and Fox Willow each shall be responsible for providing to the other party appropriate documentation evidencing the timely payment to the Contractor of their portion of the invoice. Any and all costs to Remediate the Environmental Conditions that exceed a total of $1 million will be solely borne by Fox Willow. Zygo shall have no obligation to reimburse Fox Willow for any costs other than those specifically described in this Agreement.

2. The Remediation shall be performed by a Contractor selected by Fox Willow and reasonably approved by Zygo. Fox Willow has advised Zygo that it intends to conduct the remediation in a manner consistent with the reports dated November 27,

2013 and January 30, 2014 from Environmental Compliance Services Inc., copies of which have been provided to Zygo. Zygo shall have the right and opportunity to have its Contractor meet and confer with Fox Willow’s Contractor to discuss the nature and scope of the Remediation. For so long as Zygo shall be sharing the costs under this agreement, Zygo shall have the right to reasonably approve the course of Remedial Activities, provided that Zygo shall not disapprove any activities ordered by the Connecticut Department of Energy and Environmental Protection (“DEEP”).

3. Fox Willow shall commence the Remedial Activities no later than 180 days from the date of this Agreement, and shall diligently investigate and Remediate all Environmental Conditions in accordance with applicable environmental laws. Fox Willow shall be responsible for complying with all reporting, permitting, and manifesting requirements in connection with the Remediation, the costs for which shall be shared in accordance with this Agreement. Fox Willow will keep Zygo fully informed of the status of all Remediation efforts, including timely providing Zygo with copies of all correspondence to and from the environmental regulatory entities involved in oversight of the work, and any environmental studies, data or similar documents prepared by its Contractor or submitted to any regulatory agency in connection with the Remedial Activities.

4. Fox Willow and Carol P. Wallace, jointly and severally, will release, indemnify, defend and hold harmless Zygo and its parent entity, affiliates and successors (including by merger) for any and all costs, claims and liabilities that may arise out of the Environmental Conditions at 5 Brookside Drive, with the exception of those costs specifically addressed in this Agreement, and at 6 Brookside Drive only to the extent caused by migration of Environmental Conditions from 5 Brookside Drive, including the obligation to Remediate these Environmental Conditions, any orders or directives from the DEEP or the state or county, or other third party claims. This release shall include all claims Fox Willow or Carol P. Wallace may have under any environmental laws, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et. seq., and any state counterpart.

5. The parties agree that the Environmental Conditions will be Remediated to meet DEEP industrial/commercial standards, or such other standards as may be required by DEEP.

6. Solely for the purposes of this Agreement, the following terms and phrases shall have the meanings set forth below:

i.	“Contractor” shall mean a consultant, contractor or engineer (whether an individual or a company) retained for the purpose of providing services in connection with the Remediation of the Properties.

ii.	“Environmental Conditions,” shall mean any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage,
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transportation, disposal, discharge, release, or emission of any volatile organic compounds (VOCs) or chlorinated volatile organic compounds (CVOCs) that require Remediation under any environmental law, including but not limited to those laws or regulations implemented or enforced by the U.S. Environmental Protection Agency, Connecticut Department of Energy and Environmental Protection, Connecticut Department of Public Health, or Middlesex County Public Health Department;

iii.	“Remediate” (or “Remediation” or “Remedial Activities”) shall mean any removal, abatement, treatment, response, investigation, cleanup, control and/or monitoring undertaken to address any Environmental Conditions, including without limitation, excavation, transportation and disposal, and the installation and operation of remediation systems.

7. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person if a written receipt of delivery is obtained, (ii) by registered or certified mail, return receipt requested, or (iii) by recognized overnight delivery service providing positive tracking of items (for example, FedEx), addressed as follows or at such other address of which Zygo or Fox Willow shall have given notice as herein provided:

To Zygo:

Chief Operating Officer

Zygo Corporation

Laurel Brook Road

Middlefield, CT 06455-1291

and:

Todd Lenson, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

To Fox Willow or Carol P. Wallace:

Fox Willow LLC

c/o Cooper-Atkins Corporation

33 Reeds Gap Road

Middlefield, CT 06455

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8. Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

9. This Agreement shall be construed in accordance with the laws of the State of Connecticut.

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IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, as of the day and year first written above.

ZYGO CORPORATION

By:	/s/ GARY K. WILLIS
Name: Gary K. Willis
Title: Chief Executive Officer

FOX WILLOW, LLP

By:	/s/ CAROL P. WALLACE
Name: Carol P. Wallace
Title: Managing Director

/s/ CAROL P. WALLACE
Carol P. Wallace

[Signature Page to Indemnity and Release]